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                                                  Exhibit 23.1




                     CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
First Nationwide Holdings Inc.:

We consent to incorporation by reference in the registration statement
(No. 33-82654) on Form S-3 of First Nationwide Holdings Inc. of our report dated February 23, 1998, relating to the consolidated balance sheets of First Nationwide Holdings Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of First Nationwide Holdings Inc.


                                              KPMG Peat Marwick LLP


Dallas, Texas
March 23, 1998